Exhibit 10.1

TO: JUSTWISE GROUP Ltd, 6, The Shires, Shire Hill, Saffron Walden CB11 3AP. (“Consultant”)

FROM: FORWARD INDUSTRIES, Inc. (the “holding company” and its subsidiaries) (Referred to herein as “FORD”)

Date: March 1, 2022

Dear Mr Morgan:

CONSULTANCY AGREEMENT

This letter sets out the terms on which you and Justwise, as of the date above written, have been engaged jointly as a Consultant (the “Consultant”) for new product development within Forward Industries and /or its subsidiaries or associated companies and JV’s:

1.	You will be reporting directly to James Berberian.

2.	In consideration of your services FORD will disburse a fee of $10,000 per month excluding any pre-agreed expense. These services shall be provided as directed by Mr Berberian and as outlined in the attached appendix, subject, however, to changes which shall be agreed to in writing.

3.	Fees and expenses will become due and payable to Consultant on the first business day of each month and shall be settled promptly within five business days thereafter.

4.	This agreement is effective as of the date of this letter for a six-month period and may be extended for such period thereafter based on the mutual agreement of the parties hereto.

5.	The agreement can be terminated by either party with three months’ written notice.

6.	The Consultant undertakes not to engage with any company in this “sector” other than FORD during the agreement term and for a period of three months after termination. The business sector as defined herein is any and all household furniture for sale within the North America geographic region, as well as Costco worldwide.

7.	As part of this agreement, FORD has the right to sell Koble branded products within the North America geographic region, as well as to Costco worldwide. Justwise warrants that it has the right to grant FORD permission to sell Koble products. In exchange, FORD will pay Justwise a license fee equal to 1% of FORD’s cost to acquire Koble products.

8.	Each party agrees to keep strictly confidential and not to disclose to any person (in particular to any competitor of either party) the content of this Agreement, the arrangement set out therein, the Project, undertaken under the terms of this agreement, the identity of any introduced persons and the confidential information of the other party (including without limitation the details of the other party's business practices and contacts) except that FORD may disclose confidential information relating to the Project to the introduced persons to the extent necessary to provide its services in relation to the Project. This obligation of confidentiality shall not apply to any information which a party is required to disclose by any applicable law or any regulatory authority to which that party is subject.

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9.	The intellectual property (IP) associated with this arrangement may fall into the following categories.

a.	Justwise developed IP; of which FORD may sell into North America and Costco worldwide.

b.	Mutually developed IP; of which FORD may sell into North America and Costco worldwide, and Justwise may sell into the rest of the world.

c.	FORD developed IP; of which FORD may sell globally and to which Justwise has no rights under this agreement.

10.	The Consultant agrees to indemnify and hold FORD harmless against all reasonable actions, claims, costs, liabilities, and issues which may be made against it or which it may suffer or incur because of, or which relate to or arise directly from any breach by the Consultant of the terms in this Agreement. The Consultant’s liability shall be limited to the value of the total fees to which it is entitled under this Agreement (and any extension thereof).

11.	Each of the parties will bear their own costs in relation to the negotiation, execution, and performance of this Agreement.

12.	Nothing in this Agreement is intended to or shall operate to create a partnership between the parties or, save as otherwise expressly set out in this agreement, to authorise either party to act as agent for the other and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to) the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power and neither party shall hold itself out as or represent itself as an agent of the other.

13.	The parties agree that this Agreement does not confer any rights or benefits enforceable by any person not party to it within the meaning of the Contracts (Rights of Third Parties) Act 1999.

14.	This Agreement shall be governed by English law and the parties submit to the jurisdiction of the English Courts.

If you agree to the above terms and conditions, please acknowledge your acceptance by signing and returning the enclosed copy of this letter.

Yours sincerely

/s/ Anthony Camarda

Chief Financial Officer

for and on behalf of FORWARD INDUSTRIES, Inc.

700 Veterans Memorial Hwy, Suite 100, Hauppauge, NY 11788

I accept the above terms and conditions.

/s/ Howard Morgan

Howard Morgan (Mr)

for and on behalf of Justwise Group Ltd.,

6, The Shires, Shire Hill, Saffron Walden CB11 3AP

Dated April 1, 2022

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Appendix: Justwise Statement of Work

Brands:

·	Koble
·	Highmore
·	Any other launched by Forward

Market Trend Analysis:

·	Analyze and Recommend future Trends in Furniture and home décor Design
·	Analyze and Recommend future Trends in style
·	Analyze and Recommend future Trends in material (Fabrics)
·	Analyze and Recommend future Trends in colors
·	Analyze and Recommend future Trends in Textures
·	Analyze and Recommend future Trends in integrated technology
·	Supported by data, mood boards and examples

Product Roadmap:

·	12 Month roadmap by category

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Product Categories:

·	Work with Forward team to develop category road map ie…
o	Outdoor furniture
o	Couches
o	Tables
o	Desks
o	Beds
o	Etc.

Product Development:

·	Develop engineered drawings to be delivered to the factory for development
·	Develop spec pack to be delivered to the factory for development
·	Work with FIC and factory to develop the “golden” sample
·	Work with FIC and factory to develop packaging
·	Tooling analysis. Funding of tooling to be agreed to in advance by all parties depending on the Project.
·	Coordinate Compliance with Andy Ball
o	What compliance is required for North America
o	Share compliance cost where there is Overlap with Justwise and Forward
o	Work with Andy Ball to ensure compliance

Marketing Support:

·	Photography
o	Based on customer requirements
o	Work with Forward team with software package to enable photographs with different settings and accents
·	Videography
o	Based on Forward and customer requirements
o	Access to original video files as needed.
·	Feature and Benefits
o	Descriptions and copy for online set up
o	Description and copy for packaging development and production
·	Customer presentations
o	PowerPoint presentation slides for each product developed
o	PowerPoint slides for each category
o	PowerPoint slides on the trends
o	PowerPoint slides for overall sales function
·	Set up sheets
o	Completion of customer set up forms (Usually in excel)
·	Online
o	Support North America Social Media:
.	Share existing social media platform log-ins for data extraction (Meta Business Suite & Mailchimp)
.	Share Koble bi-annual social media planning calendar for UK focuses
.	Share Koble brand guidelines, to support 3rd parties understanding for the Koble brand

Customer Involvement:

·	Participate in customer sales call in person on an as needed basis
·	Participate in customer sales call via Zoom on an as needed basis.
·	Analyze customer opportunities through online customer analysis
o	Analyze what categories the customers are in
o	Identify opportunities
o	Analyze best seller by studying reviews and number of reviews.
·	Other

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Furniture Chanel in the US:

·	Assist in developing strategy to break into the furniture channel in North America
·	Furniture store analysis (May require US trip/s)
·	Recommended product roadmap

Teamwork:

·	Meet at Justwise quarterly for strategy and review
·	Justwise to travel to US on an as needed basis (TBD)
·	Weekly Zoom with both teams. Co-written agenda between Forward and Justwise

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